Exhibit 99.2

Contact: Margaret Standing Cell: (614) 314-5384 Margaret.Standing@bobevans.com @CrpComMaggie_BE

Press Release

BOB EVANS FARMS, INC. ANNOUNCES ACQUISITION OF KETTLE CREATIONS® BRAND AND PRODUCTION FACILITY

Bob Evans Farms purchases brand and Lima, Ohio, production facility from Kettle Creations LLC, for approximately $50 million, enabling vertical integration into its strong-growth BEF Foods segment

Transaction demonstrates Bob Evans’ commitment to long-term profitable growth through inorganic growth opportunities

In this production facility Kettle Creations has manufactured quality side dishes for Bob Evans, including mashed potatoes and macaroni and cheese, since 2009

Kettle Creations employees become Bob Evans employees

Brings total of company’s “BEST to Invest in Ohio” initiative to $165 million

COLUMBUS, Ohio – August 14, 2012 – Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced its subsidiary, BEF Foods, Inc. has acquired from Kettle Creations, LLC, the Kettle Creations® brand and a 100,000 square-foot, state-of-the-art food manufacturing plant located in Lima, Ohio, that produces mashed potatoes, macaroni and cheese, and other side dishes.

Kettle Creations has been a co-packer for BEF Foods’ side dish business since 2009. BEF Foods has comprised a significant portion of Kettle Creations’ sales volume since that time, with the remainder of sales generated by foodservice and other retail accounts. The Kettle Creations employees, approximately 100 in total, became employees of BEF Foods and are expected to stay with the company.

“This transaction is an important step in expanding the manufacturing capabilities and market presence of BEF Foods,” says Bob Evans Farms, Inc. Chairman and Chief Executive Officer of Steve Davis. “Judicious acquisitions complement our product offerings and align well with our production expertise. This move is a key step in our long-term growth strategy. As we have said before, we believe BEF Foods has strong growth potential that will be realized by developing our existing businesses, and through disciplined acquisitions.”

“I’m also pleased that the acquisition demonstrates our commitment to growth in our home state of Ohio,” continues Davis. “This brings our total investment in the state of Ohio to $165 million through our ‘BEST to Invest“ initiative.”

“The purchase of the Kettle Creations® brand and the Lima, Ohio, production facility will allow us to vertically integrate a portion of our growing side dish and prepared foods businesses,” explains President of BEF Foods Inc., Mike Townsley. “Kettle Creations also offers future growth potential to the BEF Foods business, including possible new product lines and expanded reach into the foodservice market.”

“This acquisition is in line with our long-term strategy for BEF Foods,” says Townsley. “We are pleased to welcome the Kettle Creations employees to the Bob Evans family and we look forward to the growth this transaction will allow for our business nationally, as well as our manufacturing presence in Ohio.”

“We’re excited to join the Bob Evans Farms family,” says Don Klausing, president of Kettle Creations. “Bob Evans Farms is a quality brand and part of Ohio’s heritage. We look forward to becoming an important contributor to Bob Evans Farms’ continued growth. Kettle Creations and Bob Evans are a good fit, given each organization’s commitment to product innovation and manufacturing excellence.”

BEF Foods is a leading producer and distributor of retail pork sausage, refrigerated side dishes, and frozen convenience and foodservice items. The company currently operates seven food production facilities. At the end of the last fiscal year in April 2012, BEF Foods represented 19 percent of the total revenue of Bob Evans Farms, Inc.

BEF Foods anticipates transaction synergies such as the utilization of its operational and supply chain expertise to drive profit margin gains in the Kettle Creations’ manufacturing operations. Furthermore, leveraging account relationships established by both businesses will facilitate continued growth of the Kettle Creations® brand and operations, as well as BEF Foods, in both foodservice and retail distribution channels.

“Kettle Creations is a great example of entrepreneurial success in Ohio and has been a great business partner to use,” says Davis. “We are proud to welcome them to the Bob Evans family.”

Lazard advised Bob Evans Farms on the transaction.

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About Bob Evans Farms, Inc.

Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans and Mimi’s Café brand names. At the end of the first fiscal quarter (July 27, 2012), Bob Evans owned and operated 565 family restaurants in 19 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States, while Mimi’s Café owned and operated 145 casual restaurants located in 24 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevans.com.